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News Release
Truist reports fourth quarter 2023 results
GAAP loss of $5.2 billion, or $3.85 per share Adjusted net income(1)(4) of $1.1 billion, or $0.81 per share	Noninterest expense was up $6.5 billion Adjusted expense(1) was down $160 million, or 4.5%	CET1 ratio(2) increased 20 basis points to 10.1% due to organic capital generation and RWA optimization
4Q23 Key Financial Data	4Q23 Performance Highlights(3)

(Dollars in billions, except per share data)	4Q23	3Q23	4Q22	FY2023	FY2022
Summary Income Statement
Net interest income - TE	$3.60	$3.62	$4.03	$14.82	$14.46
Noninterest income	2.16	2.11	2.23	8.79	8.72
Total revenue - TE	5.76	5.73	6.26	23.61	23.18
Noninterest expense	10.28	3.75	3.72	21.47	14.59
Net income (loss) available to common shareholders	(5.17)	1.07	1.61	(1.45)	5.93
Adjusted net income available to common shareholders(1)(4)	1.09	1.07	1.74	4.81	6.64
PPNR - unadjusted(1)	(4.52)	1.98	2.54	2.14	8.59
PPNR - adjusted(1)	2.37	2.19	2.87	9.64	10.11
Per Share Metrics
Diluted EPS	$(3.85)	$0.80	$1.20	$(1.08)	$4.43
Adjusted diluted EPS(1)(4)	0.81	0.80	1.30	3.59	4.96
BVPS	39.31	41.37	40.58
TBVPS(1)	21.83	19.25	18.04
Key Ratios
ROCE	(36.6)%	7.5%	11.7%	(2.6)%	10.4%
ROTCE(1)	15.0	17.3	27.6	18.9	22.9
Efficiency ratio - GAAP	180.4	66.1	60.0	91.8	63.3
Efficiency ratio - adjusted(1)	58.8	61.8	54.2	59.2	56.4
NIM - TE	2.98	2.95	3.25	3.00	3.01
NCO ratio	0.57	0.51	0.34	0.50	0.27
ALLL ratio	1.54	1.49	1.34
CET1 ratio(2)	10.1	9.9	9.0
Average Balances
Assets	$540	$548	$553	$553	$544
Securities	133	136	142	137	147
Loans and leases	314	320	323	322	307
Deposits	395	401	413	401	418
Amounts may not foot due to rounding.
(1)Represents a non-GAAP measure. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist’s Fourth Quarter 2023 Earnings Presentation.
(2)Current quarter capital ratios are preliminary.
(3)Comparisons noted in this section summarize changes from fourth quarter of 2023 compared to third quarter of 2023, unless otherwise noted.
(4)These non-GAAP metrics do not adjust for merger-related and restructuring charges for 2023 periods.
•Net loss was $5.2 billion, or $3.85 per diluted share, and includes:
◦Non-cash goodwill impairment of $6.1 billion, or $4.53 per share, which has no impact on our liquidity, regulatory capital ratios, or our ability to pay our common dividend and service our clients’ financial needs
◦FDIC special assessment of $507 million ($387 million after-tax), or $0.29 per share
◦Discrete tax benefit of $204 million, or $0.15 per share
◦Charges of $183 million ($139 million after-tax), or $0.10 per share, primarily due to restructuring activities related to our cost savings program

•Adjusted PPNR(1) was $2.4 billion, up 8.6%
◦Total revenues were up 0.5%
▪Net interest income declined 0.6% due to lower earning assets and higher funding costs; Net interest margin improved three basis points
▪Noninterest income was up 2.2% due to higher service charges on deposit and lending related fees, partially offset by lower other income
◦Noninterest expense was up $6.5 billion due to the aforementioned items. Adjusted noninterest expense(1) was down $160 million, or 4.5%, reflecting our ongoing transformation into a more efficient organization, primarily due to lower personnel expense

•Average loans and leases HFI decreased 1.7% due to declines in the commercial and industrial portfolio and indirect auto portfolio

•Average deposits decreased 1.4% due to declines in non-interest bearing and money market and savings deposits

•Asset quality remains solid
◦Nonperforming assets declined 6.0%
◦ALLL ratio increased five basis points
◦Net charge-off ratio of 57 basis points, up six basis points primarily reflecting seasonality in the consumer portfolios

•Capital and liquidity levels strengthened
◦CET1 ratio(2) was 10.1%, up 20 basis points
◦Consolidated LCR was 112%

CEO Commentary
“While reported results included several discrete items, we earned $1.1 billion on an adjusted basis during the fourth quarter, which excludes a non-cash goodwill impairment charge that has no impact on our regulatory capital ratios, liquidity, our ability to pay the common dividend, or service our clients.

Underlying results were positive as our transformation into a simpler, more efficient, and profitable company is well underway. This transformative work was evident in our fourth quarter results given the sequential decline in adjusted expense and improvement in revenue.

We continue to invest in our core franchise and risk management infrastructure and strengthen our balance sheet as we achieved a CET1 ratio of 10.1% at year-end. Asset quality continues to normalize but remains in-line relative to our outlook and allowance coverage ratios.

Looking into 2024, we remain diligently focused on winning on our home court in the best U.S. markets by helping new and existing core clients reach their financial goals. Our heightened focus on capitalizing on this competitive advantage will drive efficiencies and growth that will lead to increased franchise and shareholder value.”
— Bill Rogers, Truist Chairman & CEO
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Contact:
Investors:	Brad Milsaps	770.352.5347 | investors@truist.com
Media:	Hannah Longmore	402.613.3499 | media@truist.com

Net Interest Income, Net Interest Margin, and Average Balances
	Quarter Ended			Change
(Dollars in millions)	4Q23	3Q23	4Q22	Link		Like
Interest income(1)	$6,324	$6,286	$5,288	$38	0.6%	$1,036	19.6%
Interest expense	2,723	2,665	1,257	58	2.2	1,466	116.6
Net interest income(1)	$3,601	$3,621	$4,031	$(20)	(0.6)	$(430)	(10.7)

Net interest margin(1)	2.98%	2.95%	3.25%	3 bps		(27) bps
Core net interest margin(1)(2)	2.94	2.90	3.17	4 bps		(23) bps

Average Balances(3)
Total earning assets	$481,345	$488,794	$492,805	$(7,449)	(1.5)%	$(11,460)	(2.3)%
Total interest-bearing liabilities	346,554	350,380	336,584	(3,826)	(1.1)	9,970	3.0

Yields / Rates(1)
Total earning assets	5.22%	5.11%	4.27%	11 bps		95 bps
Total interest-bearing liabilities	3.12	3.02	1.48	10 bps		164 bps
(1)Amounts are on a taxable-equivalent basis utilizing the federal income tax rate of 21% for the periods presented. Interest income includes certain fees, deferred costs, and dividends.
(2)Represents a non-GAAP measure. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist’s Fourth Quarter 2023 Earnings Presentation.
(3)Excludes basis adjustments for fair value hedges.

Taxable-equivalent net interest income for the fourth quarter of 2023 was down $20 million, or 0.6%, compared to the third quarter of 2023 primarily due to lower earning assets and higher funding costs. The net interest margin was 2.98%, up three basis points.

•Average earning assets decreased $7.4 billion, or 1.5%, primarily due to declines in average total loans of $6.0 billion, or 1.9%, and average securities of $2.1 billion, or 1.6%.
•The yield on the average total loan portfolio was 6.36%, up 11 basis points and the yield on the average securities portfolio was 2.41%, up 15 basis points.
•Average deposits decreased $5.7 billion, or 1.4% and average long-term debt decreased $2.5 billion, or 5.8%. The decrease in average long-term debt primarily reflects reductions in FHLB borrowings.
•The average cost of total deposits was 1.90%, up nine basis points and the average cost of short-term borrowings was 5.62%, up 15 basis points. The average cost of long-term debt was 4.67%, up 16 basis points. The increase in rates on deposits and other funding sources was largely attributable to the higher rate environment.

Taxable-equivalent net interest income for the fourth quarter of 2023 was down $430 million, or 11%, compared to the fourth quarter of 2022 primarily due to higher funding costs and lower earning assets. Net interest margin was 2.98%, down 27 basis points.

•Average earning assets decreased $11.5 billion, or 2.3%, primarily due to declines in average total loans of $8.9 billion, or 2.8%, and a decrease in average securities of $9.0 billion, or 6.3%, partially offset by growth in other earning assets of $7.5 billion, or 34%, primarily due to an increase in balances held at the Federal Reserve to support liquidity.
•The yield on the average total loan portfolio was 6.36%, up 110 basis points, primarily reflecting higher market interest rates. The yield on the average securities portfolio was 2.41%, up 33 basis points.
•Average deposits decreased $17.9 billion, or 4.3%, average short-term borrowings decreased $682 million, or 2.7%, and average long-term debt increased $2.1 billion, or 5.5%.
•The average cost of total deposits was 1.90%, up 124 basis points. The average cost of short-term borrowings was 5.62%, up 187 basis points. The average cost of long-term debt was 4.67%, up 125 basis points. The increase in rates on deposits and other funding sources was largely attributable to the higher rate environment.

Noninterest Income
	Quarter Ended			Change
(Dollars in millions)	4Q23	3Q23	4Q22	Link		Like
Insurance income	$813	$793	$766	$20	2.5%	$47	6.1%
Wealth management income	346	343	324	3	0.9	22	6.8
Investment banking and trading income	165	185	257	(20)	(10.8)	(92)	(35.8)
Service charges on deposits	228	152	257	76	50.0	(29)	(11.3)
Card and payment related fees	232	238	245	(6)	(2.5)	(13)	(5.3)
Mortgage banking income	94	102	117	(8)	(7.8)	(23)	(19.7)
Lending related fees	153	102	110	51	50.0	43	39.1
Operating lease income	60	63	68	(3)	(4.8)	(8)	(11.8)
Other income	64	130	83	(66)	(50.8)	(19)	(22.9)
Total noninterest income	$2,155	$2,108	$2,227	$47	2.2	$(72)	(3.2)

Noninterest income was up $47 million, or 2.2%, compared to the third quarter of 2023 primarily due to higher service charges on deposits and lending related fees, partially offset by lower other income.

•Service charges on deposits increased $76 million as the prior quarter was impacted by revisions in deposit service fee protocols.
•Lending related fees increased due to higher leasing-related gains.
•Other income decreased primarily due to lower income from certain solar equity investments.

Noninterest income was down $72 million, or 3.2%, compared to the fourth quarter of 2022 due to lower investment banking and trading income, service charges on deposits, and mortgage banking income, partially offset by higher insurance income and lending related fees.

•Investment banking and trading income decreased due to lower structured real estate income and lower trading income, partially offset by higher bond originations.
•Service charges on deposits decreased primarily due to reduced overdraft fees as a result of continued growth of Truist One Banking.
•Mortgage banking income decreased due to lower commercial real estate production.
•Insurance income increased primarily due to organic growth.
•Lending related fees increased due to higher leasing-related gains.

Noninterest Expense
	Quarter Ended			Change
(Dollars in millions)	4Q23	3Q23	4Q22	Link		Like
Personnel expense	$2,017	$2,200	$2,198	$(183)	(8.3)%	$(181)	(8.2)%
Professional fees and outside processing	358	317	347	41	12.9	11	3.2
Software expense	240	238	241	2	0.8	(1)	(0.4)
Net occupancy expense	172	180	179	(8)	(4.4)	(7)	(3.9)
Amortization of intangibles	130	130	163	—	—	(33)	(20.2)
Equipment expense	110	97	124	13	13.4	(14)	(11.3)
Marketing and customer development	62	78	70	(16)	(20.5)	(8)	(11.4)
Operating lease depreciation	42	43	44	(1)	(2.3)	(2)	(4.5)
Regulatory costs	599	77	52	522	NM	547	NM
Merger-related and restructuring charges	183	75	114	108	144.0	69	60.5
Goodwill impairment	6,078	—	—	6,078	NM	6,078	NM
Other expense	289	312	190	(23)	(7.4)	99	52.1
Total noninterest expense	$10,280	$3,747	$3,722	$6,533	174.4	$6,558	176.2

Noninterest expense was up $6.5 billion compared to the third quarter of 2023 due to goodwill impairment of $6.1 billion, the FDIC special assessment (regulatory costs) of $507 million, higher merger-related and restructuring charges, and higher professional fees and outside processing expense, partially offset by lower personnel expense and other expense. The goodwill impairment was primarily due to the continued impact of higher interest rates and discount rates, and a sustained decline in banking industry share prices, including Truist’s. Merger-related and restructuring charges for the current quarter include increased severance charges due to the ongoing transformation efforts as well as the continuation of specific facilities optimization costs.

Adjusted noninterest expenses, which exclude goodwill impairment, the FDIC special assessment, merger-related and restructuring costs, and the amortization of intangibles, decreased $160 million, or 4.5%, compared to the prior quarter.

•Personnel expense decreased due to lower variable incentives, lower headcount, lower other post-retirement benefit expense, and lower medical claims, in part due to our ongoing transformation into a more efficient organization.
•Other expense decreased due to lower operating charge-offs, franchise taxes, and the impact of other regulatory and litigation matters impacting the prior quarter.
•Professional fees and outside processing expenses increased primarily due to costs associated with Truist Insurance Holdings independence readiness and the transformative efforts underway to be a more efficient company.

Noninterest expense was up $6.6 billion compared to the fourth quarter of 2022 due to goodwill impairment of $6.1 billion, higher regulatory costs primarily due to the FDIC special assessment of $507 million, higher other expense and higher merger-related and restructuring charges, partially offset by lower personnel expense and lower amortization. Incremental operating expenses related to the merger decreased $56 million due to the completion of integration-related activities.

Adjusted noninterest expenses, which exclude goodwill impairment, the FDIC special assessment, merger-related and restructuring costs, incremental operating expenses related to the merger, and the amortization of intangibles, was stable.

•Personnel expense decreased due to lower incentives, lower pension expenses, lower headcount, and lower medical claims, in part due to our ongoing transformation into a more efficient organization.
•Other expense increased primarily due to higher pension expense (driven primarily by lower plan assets) and higher operating losses.
•Regulatory costs, excluding the aforementioned FDIC special assessment, increased primarily due to an increase in the FDIC’s deposit insurance assessment rate.

Provision for Income Taxes
	Quarter Ended			Change
(Dollars in millions)	4Q23	3Q23	4Q22	Link		Like
Provision (benefit) for income taxes	$(64)	$245	$337	$(309)	(126.1)%	$(401)	(119.0)%
Effective tax rate	1.2%	17.2%	16.7%	NM		NM

The effective tax rate for the fourth quarter of 2023 decreased compared to the third quarter of 2023 and fourth quarter of 2022 primarily driven by lower pre-tax earnings, which includes a non-deductible goodwill impairment, partially offset by a discrete tax benefit of $204 million.

Average Loans and Leases
(Dollars in millions)	4Q23	3Q23	Change	% Change
Commercial:
Commercial and industrial	$160,278	$164,022	$(3,744)	(2.3)%
CRE	22,755	22,812	(57)	(0.2)
Commercial construction	6,515	6,194	321	5.2
Total commercial	189,548	193,028	(3,480)	(1.8)
Consumer:
Residential mortgage	55,658	56,135	(477)	(0.8)
Home equity	10,104	10,243	(139)	(1.4)
Indirect auto	23,368	24,872	(1,504)	(6.0)
Other consumer	28,913	28,963	(50)	(0.2)
Total consumer	118,043	120,213	(2,170)	(1.8)
Credit card	4,996	4,875	121	2.5
Total loans and leases held for investment	$312,587	$318,116	$(5,529)	(1.7)

Average loans held for investment decreased $5.5 billion, or 1.7%, compared to the prior quarter.

•Average commercial loans decreased 1.8% due to a decline in the commercial and industrial portfolio, partially offset by an increase in commercial construction loans.
•Average consumer loans decreased 1.8% primarily due to declines in the indirect auto and mortgage portfolios.

Average Deposits
(Dollars in millions)	4Q23	3Q23	Change	% Change
Noninterest-bearing deposits	$114,555	$118,905	$(4,350)	(3.7)%
Interest checking	101,722	101,252	470	0.5
Money market and savings	137,464	139,961	(2,497)	(1.8)
Time deposits	41,592	40,920	672	1.6
Total deposits	$395,333	$401,038	$(5,705)	(1.4)

Average deposits for the fourth quarter of 2023 were $395.3 billion, a decrease of $5.7 billion, or 1.4%, compared to the prior quarter.

Average noninterest-bearing deposits decreased 3.7% compared to the prior quarter and represented 29.0% of total deposits for the fourth quarter of 2023 compared to 29.6% for the third quarter of 2023 and 34.1% compared to the year ago quarter. Average money market and savings accounts decreased 1.8%. Average time deposits increased 1.6% due to increases in retail client time deposits, primarily due to migration from other deposit products, partially offset by a $2.1 billion decline in brokered time deposits.

Capital Ratios
	4Q23	3Q23	2Q23	1Q23	4Q22
Risk-based:	(preliminary)
CET1	10.1%	9.9%	9.6%	9.1%	9.0%
Tier 1	11.6	11.4	11.1	10.6	10.5
Total	13.7	13.5	13.2	12.7	12.4
Leverage	9.3	9.2	8.8	8.5	8.5
Supplementary leverage	7.9	7.8	7.5	7.3	7.3

Capital ratios remained strong compared to the regulatory requirements for well capitalized banks. Truist declared common dividends of $0.52 per share during the fourth quarter of 2023. Truist did not repurchase any shares in the fourth quarter of 2023.

Truist’s CET1 ratio was 10.1% as of December 31, 2023. The increase since September 30, 2023 resulted from organic capital generation and RWA optimization.

Truist’s average consolidated LCR was 112% for the three months ended December 31, 2023, compared to the regulatory minimum of 100%.

Asset Quality
(Dollars in millions)	4Q23	3Q23	2Q23	1Q23	4Q22
Total nonperforming assets	$1,488	$1,584	$1,583	$1,261	$1,250
Total loans 90 days past due and still accruing	534	574	662	1,361	1,605
Total loans 30-89 days past due and still accruing	1,971	1,636	1,550	1,805	2,267
Nonperforming loans and leases as a percentage of loans and leases held for investment	0.44%	0.46%	0.47%	0.36%	0.36%
Loans 30-89 days past due and still accruing as a percentage of loans and leases	0.63	0.52	0.48	0.55	0.70
Loans 90 days or more past due and still accruing as a percentage of loans and leases	0.17	0.18	0.21	0.42	0.49
Loans 90 days or more past due and still accruing as a percentage of loans and leases, excluding government guaranteed	0.04	0.04	0.04	0.04	0.04
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.54	1.49	1.43	1.37	1.34
Ratio of allowance for loan and lease losses to net charge-offs(1)	2.7x	2.9x	2.6x	3.7x	4.1x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	3.5x	3.2x	3.0x	3.8x	3.7x
Applicable ratios are annualized.
(1)Excluding the impact from the student loan charge-offs, the ALLL to annualized net charge-offs was 3.4X at June 30, 2023.

Nonperforming assets totaled $1.5 billion at December 31, 2023, down 6.0% compared to September 30, 2023. Nonperforming loans and leases held for investment were 0.44% of loans and leases held for investment at December 31, 2023, down two basis points compared to September 30, 2023.

Loans 90 days or more past due and still accruing totaled $534 million at December 31, 2023, down $40 million, or one basis point as a percentage of loans and leases, compared with the prior quarter primarily due to a decline in government guaranteed residential mortgages. Excluding government guaranteed loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.04% at December 31, 2023, unchanged from September 30, 2023.

Loans 30-89 days past due and still accruing of $2.0 billion at December 31, 2023 were up $335 million, or 11 basis points as a percentage of loans and leases, compared to the prior quarter due to increases in the commercial and industrial portfolio and consumer portfolios.

The allowance for credit losses was $5.1 billion and includes $4.8 billion for the allowance for loan and lease losses and $295 million for the reserve for unfunded commitments. The ALLL ratio was 1.54%, up five basis points compared with September 30, 2023. The ALLL covered nonperforming loans and leases held for investment 3.5X compared to 3.2X at September 30, 2023. At December 31, 2023, the ALLL was 2.7X annualized net charge-offs, compared to 2.9X at September 30, 2023.

Provision for Credit Losses
	Quarter Ended			Change
(Dollars in millions)	4Q23	3Q23	4Q22	Link		Like
Provision for credit losses	$572	$497	$467	$75	15.1%	$105	22.5%
Net charge-offs	453	405	273	48	11.9	180	65.9
Net charge-offs as a percentage of average loans and leases	0.57%	0.51%	0.34%	6 bps		23 bps
Applicable ratios are annualized.

The provision for credit losses was $572 million compared to $497 million for the third quarter of 2023.

•The increase in the current quarter provision expense primarily reflects higher net charge-offs and an allowance build.
•The net charge-off ratio for the current quarter was up compared to the third quarter of 2023 primarily driven by higher net charge-offs in the other consumer, commercial and industrial, and indirect auto portfolios, partially offset by lower net charge-offs in the CRE portfolio.

The provision for credit losses was $572 million compared to $467 million for the fourth quarter of 2022.

•The increase in the current quarter provision expense primarily reflects higher net charge-offs and an allowance build.
•The net charge-off ratio was up compared to the fourth quarter of 2022 driven by higher net charge-offs in the commercial and industrial, other consumer, and CRE portfolios.

Earnings Presentation and Quarterly Performance Summary
Investors can access the live fourth quarter 2023 earnings call at 8 a.m. ET today by webcast or dial-in as follows:

Webcast: app.webinar.net/rgaR7bgpWvJ

Dial-in: 1-877-883-0383, passcode 4549529

Additional details: The news release and presentation materials will be available at ir.truist.com under “Events & Presentations.” A replay of the call will be available on the website for 30 days.

The presentation, including an appendix reconciling non-GAAP disclosures, and Truist’s Fourth Quarter 2023 Quarterly Performance Summary, which contains detailed financial schedules, are available at https://ir.truist.com/earnings.

About Truist
Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. As a leading U.S. commercial bank, Truist has leading market share in many of the high-growth markets across the country. Truist offers a wide range of products and services through our wholesale and consumer businesses, including consumer and small business banking, commercial banking, corporate and investment banking, insurance, wealth management, payments, and specialized lending businesses. Headquartered in Charlotte, North Carolina, Truist is a top-10 commercial bank with total assets of $535 billion as of December 31, 2023. Truist Bank, Member FDIC. Learn more at Truist.com.

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Glossary of Defined Terms
Term	Definition
ACL	Allowance for credit losses
ALLL	Allowance for loan and lease losses
BVPS	Book value (common equity) per share
CEO	Chief Executive Officer
CET1	Common equity tier 1
CRE	Commercial real estate
EBITDA	Earnings before interest, taxes, depreciation, and amortization
FDIC	Federal Deposit Insurance Corporation
FHLB	Federal Home Loan Bank
GAAP	Accounting principles generally accepted in the United States of America
HFI	Held for investment
LCR	Liquidity Coverage Ratio
Like	Compared to Fourth quarter of 2022
Link	Compared to Third quarter of 2023
NCO	Net charge-offs
NIM	Net interest margin, computed on a TE basis
NM	Not meaningful
PPNR	Pre-provision net revenue
ROCE	Return on average common equity
ROTCE	Return on average tangible common equity
TBVPS	Tangible book value per common share
TE	Taxable-equivalent
TIH	Truist Insurance Holdings

Non-GAAP Financial Information
This news release contains financial information and performance measures determined by methods other than in accordance with GAAP. Truist’s management uses these “non-GAAP” measures in their analysis of Truist’s performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The Corporation believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Truist’s management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•Adjusted net income available to common shareholders and adjusted diluted EPS - Adjusted net income available to common shareholders and diluted earnings per share are non-GAAP in that these measures exclude selected items, net of tax. Truist’s management uses these measures in their analysis of the Corporation’s performance. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrate the effects of significant gains and charges.
•Adjusted efficiency ratio - The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges, and other selected items. Adjusted revenue and adjusted noninterest expense are related measures used to calculate the adjusted efficiency ratio. Adjusted revenue excludes securities gains (losses), and other selected items. Adjusted noninterest expense excludes amortization of intangible assets, merger-related and restructuring charges, and other selected items. Truist’s management uses this measure in their analysis of the Corporation’s performance. Truist’s management believes these measures provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
•PPNR - Pre-provision net revenue is a non-GAAP measure that adjusts net income determined in accordance with GAAP to exclude the impact of the provision for credit losses and provision for income taxes. Adjusted pre-provision net revenue is a non-GAAP measure that additionally excludes securities gains (losses), merger-related and restructuring charges, amortization of intangible assets, and other selected items. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhances comparability of results with prior periods.
•Tangible Common Equity and Related Measures - Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization and impairment charges. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist’s management uses these measures to assess profitability, returns relative to balance sheet risk, and shareholder value.
•Core NIM - Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of purchase accounting. The purchase accounting marks and related amortization for loans, deposits, and long-term debt from mergers and acquisitions are excluded to approximate the yields paid by clients. Truist’s management believes the adjustments to the calculation of net interest margin for certain assets and liabilities acquired provide investors with useful information related to the performance of Truist’s earning assets.

A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist’s Fourth Quarter 2023 Earnings Presentation, which is available at https://ir.truist.com/earnings.

Forward Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of Truist. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” “would,” “could” and other similar expressions are intended to identify these forward-looking statements.

Forward-looking statements are not based on historical facts but instead represent management’s expectations and assumptions regarding Truist’s business, the economy, and other future conditions. Such statements involve inherent uncertainties, risks, and changes in circumstances that are difficult to predict. As such, Truist’s actual results may differ materially from those contemplated by forward-looking statements. While there can be no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those contemplated by forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Part I, Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2022 and in Truist’s subsequent filings with the Securities and Exchange Commission:

•current and future economic and market conditions, such as the interest rate environment; U.S. fiscal debt, budget and tax matters; geopolitical matters (including conflicts in the Ukraine, Israel, and the Gaza Strip); and any slowdown in global economic growth could result in, among other things, slower deposit or asset growth, a deterioration in credit quality, or a reduced demand for credit, insurance, or other services;
•the monetary and fiscal policies of the federal government and its agencies, including in response to higher inflation, could have a material adverse effect on the economy and Truist’s profitability;
•regulatory and supervisory matters, litigation, or other legal actions may result in, among other things, costs, fines, penalties, restrictions on Truist’s business activities, reputational harm, negative publicity, or other adverse consequences;
•evolving legislative, accounting, regulatory, and supervisory standards, including with respect to climate change, deposit, capital, liquidity, and long-term debt requirements, which may become more stringent in light of the turmoil in the banking industry in early 2023, and results of regulatory examinations, may adversely affect Truist’s financial condition and results of operations;
•increased scrutiny regarding Truist’s consumer sales practices, training practices, incentive compensation design, and governance could damage its reputation and adversely impact business and revenues;
•Truist may be impacted by actual or perceived soundness of other financial institutions, including as a result of the financial or operational failure of a major financial institution, or concerns about the creditworthiness of such a financial institution or its ability to fulfill its obligations, which can cause substantial and cascading disruption within the financial markets and increased expenses, including FDIC insurance premiums, and could affect our ability to attract and retain depositors and to borrow or raise capital;
•Truist is subject to credit risk by lending or committing to lend money, may have more credit risk and higher credit losses to the extent that loans are concentrated by loan type, industry segment, borrower type or location of the borrower or collateral, and may suffer losses if the value of collateral declines in stressed market conditions;
•inability to access short-term funding or liquidity, loss of client deposits, or changes in Truist’s credit ratings could increase the cost of funding, limit access to capital markets, or negatively affect Truist’s overall liquidity or capitalization;
•unexpected outflows of uninsured deposits may require Truist to sell investment securities at a loss;
•a loss of value of Truist’s investment portfolio could negatively impact market perceptions of Truist and could lead to deposit withdrawals;
•risk management oversight functions may not identify or address risks adequately, and management may not be able to effectively manage credit risk;
•there are risks resulting from the extensive use of models in Truist’s business, which may impact decisions made by management and regulators;
•deposit attrition, client loss, or revenue loss following completed mergers or acquisitions may be greater than anticipated;
•Truist could fail to execute on strategic or operational plans, including the ability to achieve its cost savings targets;
•increased competition, including from (i) new or existing competitors that could have greater financial resources or be subject to different regulatory standards or compliance costs, and (ii) products and services offered by non-bank financial technology companies, may reduce Truist’s client base, cause Truist to lower prices for its products and services in order to maintain market share or otherwise adversely impact Truist’s businesses or results of operations;
•failure to maintain or enhance Truist’s competitive position with respect to new products, services, and technology, whether we fail to anticipate client expectations or because our technological developments fail to perform as desired or do not achieve market acceptance or regulatory approval or for other reasons, may cause Truist to lose market share or incur additional expense;
•negative public opinion could damage Truist’s reputation and adversely impact business and revenues, including the effects of social media on market perceptions of Truist and banks generally;
•Truist faces substantial legal and operational risks in safeguarding personal information;
•accounting policies and processes require management to make estimates about matters that are uncertain, including the potential write down to goodwill if there is an elongated period of decline in market value for Truist’s stock and adverse economic conditions are sustained over a period of time or if there is a decline in a reporting unit’s forecasted net income;
•Truist faces risks related to originating and selling mortgages, including repurchase and indemnity demands from purchasers related to representations and warranties on loans sold, which could result in an increase in the amount of losses for loan repurchases;
•there are risks relating to Truist’s role as a loan servicer, including an increase in the scope or costs of the services Truist is required to perform without any corresponding increase in servicing fees or a breach of Truist’s obligations as servicer;
•Truist’s success depends on hiring and retaining key teammates, and if these individuals leave or change roles without effective replacements, Truist’s operations could be adversely impacted, which could be exacerbated in the increased work-from-home environment as job markets may be less constrained by physical geography;
•Truist’s operations rely on its ability, and the ability of key external parties, to maintain appropriately-staffed workforces, and on the competence, trustworthiness, health and safety of teammates;
•Truist faces the risk of fraud or misconduct by internal or external parties, which Truist may not be able to prevent, detect, or mitigate;
•security risks, including denial of service attacks, hacking, social engineering attacks targeting Truist’s teammates and clients, malware intrusion, data corruption attempts, system breaches, cyberattacks, which have increased in frequency with geopolitical tensions, identity theft, ransomware attacks, and physical security risks, such as natural disasters, environmental conditions, and intentional acts of destruction, could result in the disclosure of confidential information, adversely affect Truist’s business or reputation or create significant legal or financial exposure; and
•widespread outages of operational, communication, or other systems, whether internal or provided by third parties, natural or other disasters (including acts of terrorism and pandemics), and the effects of climate change, including physical risks, such as more frequent and intense weather events, and risks related to the transition to a lower carbon economy, such as regulatory or technological changes or shifts in market dynamics or consumer preferences, could have an adverse effect on Truist’s financial condition and results of operations, lead to material disruption of Truist’s operations or the ability or willingness of clients to access Truist’s products and services.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by applicable law or regulation, Truist undertakes no obligation to revise or update any forward-looking statements.